Exhibit 5.2

[Letterhead of Darden Restaurants, Inc.]

October 3, 2024

Board of Directors

Darden Restaurants, Inc.

1000 Darden Center Drive

Orlando, Florida 32837

Re:	Registration Statement on Form S-3

File No. 333-267757

To the Addressees:

I am Senior Vice President, Associate General Counsel – Securities and Finance and Assistant Secretary of Darden Restaurants, Inc., a Florida corporation (the “Company”), and in such capacity, I am familiar with the above-captioned Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate amount of debt securities of the Company to be offered from time to time, and a Prospectus Supplement dated September 30, 2024 to the Prospectus dated October 6, 2022 (together, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of $400,000,000 aggregate principal amount of 4.350% Senior Notes due 2027 (the “2027 notes”) and $350,000,000 aggregate principal amount of 4.550% Senior Notes due 2029 (the “2029 notes” and, together with the 2027 notes, the “Securities). The Securities are to be issued under the Indenture dated as of January 1, 1996 (the “Base Indenture”) between the Company and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association, successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association), as trustee (the “Base Trustee”), as amended and supplemented by the Second Supplemental Indenture dated as of October 4, 2023 among the Company, the Base Trustee and U.S. Bank Trust Company, National Association, as trustee for the Securities (the “Trustee”) (the Base Indenture, as amended and supplemented by the Second Supplemental Indenture, the “Indenture”) and sold pursuant to the Underwriting Agreement dated September 30, 2024 (the “Underwriting Agreement”) among the Company and several underwriters named therein, for whom BofA Securities, Inc., Truist Securities, Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are acting as representatives.

I have examined such documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinions set forth below. In rendering my opinions, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Company and of public officials.

Computershare Trust Company, N.A.

U.S. Bank Trust Company, National Association

October 3, 2024

I am certified as an Authorized House Counsel to provide legal services in the State of Florida on behalf of Darden Restaurants, Inc. and its subsidiaries only, and do not purport to be an expert on any other laws other than the laws of the United States and the State of Florida and this opinion is rendered only with respect to such laws.

Based on the foregoing, I am of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

2. The Company has the corporate power to execute, deliver and perform its obligations under the Indenture and the Securities.

3. The Securities have been duly authorized by all requisite corporate action and, when duly executed by the Company in accordance with the resolutions of the Board of Directors of the Company duly adopted on July 17, 2024, and the Pricing Officers’ Certificate dated September 30, 2024 relating to the Securities, and the Indenture, authenticated by the Trustee in the manner provided for in the Indenture and delivered on behalf of the Company against payment of the consideration therefor specified in the Underwriting Agreement, will have been duly executed and delivered by the Company.

My opinions expressed above are limited to the laws of the State of Florida and the federal laws of the United States of America.

I hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Validity of Debt Securities” contained in the Registration Statement and under the caption “Legal Matters” contained in the Prospectus. By giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Anthony G. Morrow
Authorized House Counsel,
Member of the State Bar of Michigan only

[Signature Page to In-House Exhibit 5 Opinion]